Exhibit 10.5

108 T. W. Alexander Drive, P.O. Box 14528

Research Triangle Park, NC 27709-4528

919.425.3000 phone 919.544.8094 fax

www.icoria.com

March 28, 2005

Brett Farabaugh

8308 Clarks Branch Drive

Raleigh, NC 27613

Dear Brett,

I am pleased to confirm the offer to you for the position of Vice President, Finance for Icoria, Inc. This executive level position will report directly to our CEO, Heiri Gugger. This promotion is reflective of our confidence in you and your ability to add value to the Icoria executive team. As part of this offer, your annual salary will increase to $160,000 effective April 1, 2005.

With the acceptance of this offer, the bonus opportunity outlined in Heiri’s letter to you on January 24, 2005, will remain in effect. Your participation in the Executive Incentive Plan will begin April 1, 2005, at a rate of 35% prorated for 2005.

In addition we will provide you an agreement that would offer you up to 12 months of severance pay, consistent with other executive agreements. This document will be prepared and executed by April 30, 2005.

I look forward to working with you on the Executive Team.

Sincerely,

Jim Bucci

Vice President, Human Resources

I acknowledge and accept the offer as described as above.

/s/ Brett Farabaugh	3/29/2005
Brett Farabaugh	Date